Exhibit 99.1

VerifyMe Raises Capital in Private Placement

NEW YORK, N.Y. — February 10 , 2016 — VerifyMe, Inc. (OTCBB: VRME), a pioneer in patented physical, cyber and biometric technologies that prevent identity theft, counterfeiting and fraud, announced today it has closed on a private placement of its securities with several accredited investors providing gross proceeds of $1,035,000 to the Company. The capital raise is comprised of the sale of 2,587,500 shares of Series C Preferred Stock at a per share purchase price of $0.40. In connection with the sale of the Series C Preferred Stock, the Company issued each investor a three-year warrant to purchase shares of common stock with an exercise price of $0.40 per share. Each preferred share converts into one share of the Company’s common stock.

VerifyMe, on February 10, 2016, filed a Form 8-K with the Securities & Exchange Commission, which described the material terms of the offering.

Important Information

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. These securities have been sold pursuant to an exemption from state and federal securities laws.

About VerifyMe, Inc.

VerifyMe, Inc., is a high-tech solutions company in the field of authenticating products and people. VerifyMe’s physical technology authenticates products, documents and currency with a suite of proprietary security inks and pigments. It markets a broad patent portfolio that includes patents for protecting material goods, products and packaging. The company’s digital technology authenticates people by performing strong, multi-factor verification via its patented digital platform. To learn more, visit www.verifyme.com.

Forward-Looking Statements

This press release includes “forward-looking statements,” which may be identified by words such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: our ability to raise additional capital, our limited revenues generated to date, our ability to attract and retain qualified personnel, the ability to successfully develop licensing programs and generate business, rapid technological change in relevant markets, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments, intense competition with larger companies, general economic conditions, and other factors set forth described in our filings with the Securities and Exchange Commission (“SEC”), including our annual report on Form 10-K filed with the SEC on April 16, 2015. VerifyMe (formerly known as LaserLock Technologies) expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

VerifyMe:

Investors and Media:

Benjamin Burrell

Chief Operating Officer

bburrell@verifyme.com

212-994-7002 x702

Investor Relations

VerifyMe

IR@verifyme.com